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                                                                     EXHIBIT 2.2


                   AGREEMENT TO TERMINATE MANAGEMENT AGREEMENT


         This Agreement to Terminate Management Agreement ("Termination Agreement"), effective as of 12:01 a.m. on September 1, 2000 (the "Effective Date"), is made by and among IOI MANAGEMENT SERVICES OF LOUISIANA, INC., a Louisiana business corporation ("IOI Management Corporation"), and WESTSIDE ORTHOPAEDIC CLINIC (a professional corporation) ("Medical Practice"), and for purposes of Section 5 hereof only, the shareholders of Medical Practice who are signatories hereto ("Shareholders") (the parties, at times, are collectively referred to herein as the "Parties").

                                    RECITALS

         WHEREAS, currently IOI Management Corporation and Medical Practice are parties to that certain Management Services Agreement dated November 12, 1997, as amended, pursuant to which IOI Management Corporation provides management services to Medical Practice (the "Management Agreement"); and

         WHEREAS, Medical Practice desires to, and IOI Management Corporation agrees to, terminate the Management Agreement, and in consideration thereof, Medical Practice agrees to deliver to IOI Management Corporation the Notes (as defined below);

         WHEREAS, concurrently herewith, IOI Management Corporation is selling to Katz and DiGrado, Inc. (a professional medical corporation) ("K&D"), an affiliate of Medical Practice, and K&D is purchasing from IOI Management Corporation, certain assets of IOI Management Corporation pursuant to an asset purchase agreement dated of even date herewith ("Asset Purchase Agreement").

         NOW, THEREFORE, for and in consideration of the mutual covenants and consideration set forth herein, the receipt and sufficiency of which is acknowledged by all the Parties hereto, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

1. Recitals. The above recitals are true and correct as stated and are incorporated herein by this reference.

2. Termination of Management Agreement. Each of IOI Management Corporation and Medical Practice agree that effective as of the Effective Date, the Management Agreement shall be terminated, null and void and of no further force and effect. In consideration for IOI Management Corporation's agreement to terminate the Management Agreement, simultaneously with the execution of this Agreement, Medical Practice shall cause Chris DiGrado, M.D. and Sea Kat, L.L.C. to deliver to Medical Practice, and Medical Practice shall simultaneously deliver to IOI Management Corporation, cancelled original Non-Negotiable Subordinated Convertible Promissory Notes dated November 12, 1997, made by Integrated Orthopaedics, Inc. ("IOI") in favor of Dr. DiGrado in the original principal amount of $240,618, and in favor of Ralph P. Katz, M.D., which note was transferred and assigned by Dr. Katz to Sea Kat, L.L.C., also in the

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original principal amount of $240,618. Medical Practice understands and agrees that as of the Effective Date, neither IOI Management Corporation nor IOI has any duty or obligation to provide any services of any nature whatsoever to Medical Practice, except as otherwise expressly stated in this Termination Agreement. Furthermore, Medical Practice understands and agrees that as of the Effective Date, IOI Management Corporation and IOI shall have no liability whatsoever with respect to "Medical Practice Expenses" (as defined in the Management Agreement) and that as of the Effective Date, neither IOI Management Corporation nor IOI shall have any liability with respect to any obligations, costs or expenses relating to the operation of Medical Practice.

3. Management Fee. Medical Practice shall have no obligation to pay any Management Fee with respect to any period commencing on or after August 1, 2000. All funds received by IOI or IOI Management Services after July 31, 2000, attributable to collections of Medical Practice accounts receivable will be used solely for payment of Medical Practice Expenses pursuant to the Management Agreement in accordance with past business practices, and any such collections not so expended shall be delivered to Medical Practice fourteen (14) days after IOI or IOI Management Services receives bank statements pertaining to the Medical Practice. At that time, IOI Management Services shall also deliver (i) a list of any checks which are outstanding as of the date of the preparation of the schedule of receipts and disbursements described hereinafter, (ii) a schedule of receipts and disbursements summarizing the Medical Practice accounts receivable collected through September 15, 2000.

4. Financial Packages/Tax Filings; Delivery of Information. On or prior to September 14, 2000, IOI Management Corporation shall deliver to Medical Practice complete state and federal income tax returns of the Medical Practice for the fiscal year ended December 31, 1999.

5. Delivery of Financial Information. Medical Practice and the Shareholders shall provide to IOI Management Corporation access to and, at the option of IOI Management Corporation, an opportunity to copy, during regular business hours and upon reasonable prior notice to Medical Practice and the Shareholders, all information in the actual possession or control of Medical Practice or Shareholders, necessary for IOI Management Corporation to close its books and records with respect to the services furnished by IOI Management Corporation to Medical Practice under the Management Agreement; provided, however, neither Medical Practice nor Shareholders shall be obligated to prepare any financial or other reports for IOI Management Services in connection with this obligation. This section shall survive the execution of this Agreement.

6. Termination of Joint Policy Board. The parties agree that the "Joint Policy Board" (as defined in the Management Agreement) is terminated as of the Effective Date and that IOI Management Corporation's and Medical Practice's representatives on the Joint Policy Board have resigned effective as of the Effective Date.

7. Accounts Payable Reconciliation. The Parties acknowledge that as of the Effective Date, Medical Practice is responsible for payment of all payables of Medical Practice.


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8. Miscellaneous.


         8.1 Attorneys' Fees. If any Party institutes litigation or arbitration to interpret or enforce this Termination Agreement, or to recover damages for breach of this Termination Agreement, the non-prevailing party shall bear the attorneys' fees and litigation costs (including any attorneys' fees and costs for appeals) incurred by the prevailing party.

         8.2 Further Acts. Each Party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, perform, evidence or confirm the covenants and conditions contained in this Termination Agreement or any other agreement executed in connection herewith.

         8.3 Applicable Law and Venue. This Termination Agreement shall be construed, interpreted and enforced according to the laws of the State of Louisiana, and venue for any action arising hereunder shall be in Jefferson Parish, Louisiana.

         8.4 Integration. The making, execution and delivery of this Termination Agreement by the Parties has not been induced by any representations, statements, warranties, or agreements other than those expressed in this Termination Agreement, the Asset Purchase Agreement or any documents referenced in the Asset Purchase Agreement or herein. This Termination Agreement and the documents and agreements executed by the Parties hereto in connection with this Termination Agreement, including, without limitation the Asset Purchase Agreement, embody the entire understanding of the Parties with respect to the subject matter of the transactions documented herein and therein.

         8.5 Preparation of Agreement. Each Party represents and warrants that it was represented by, or had the opportunity to be represented by, counsel in connection with the negotiation of this Termination Agreement, and each Party hereto and its counsel participated in the negotiation and drafting of this Termination Agreement. Accordingly, this Termination Agreement shall not be construed more favorably for any party hereto regardless of who is responsible for its preparation.

         8.6 Parties in Interest. This Termination Agreement and all of the terms, covenants and conditions herein shall bind and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Termination Agreement may not be assigned by any Party hereto without the other Party's written consent.

         8.7 Severability. If any provision of this Termination Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Termination Agreement, and such invalid provision shall be deemed deleted from this Termination Agreement to the minimum extent necessary to cure such violation.

         8.8 Headings. The section and other headings contained in this Termination Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Termination Agreement.


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         8.9 Waiver. A waiver of any breach or violation of any term, provision, or covenant contained herein shall not be deemed a continuing waiver, or a waiver of any future or past breach or violation, or a waiver of any other term, provision or covenant of this Termination Agreement.

         8.10 Confidentiality. Each of the Parties agrees to keep all terms of this Termination Agreement, the Asset Purchase Agreement and all terms of any other documents executed in connection with this Termination Agreement or the Asset Purchase Agreement confidential; except to the extent disclosure is required by applicable law or by applicable regulatory filings; except as otherwise mutually agreed to in writing by the Parties; and except with respect to communications any of the undersigned may have with: (i) its advisors, such as accountants or attorneys, to assist in drafting, interpreting or enforcing the terms of this Termination Agreement or the Asset Purchase Agreement and any documents executed in connection with this Termination Agreement or the Asset Purchase Agreement; and (ii) third parties as necessary to carry out the terms of this Termination Agreement or the Asset Purchase Agreement as long as the undersigned divulges only the minimal information necessary to carry out the terms of this Termination Agreement or the Asset Purchase Agreement.

         8.11 No Disparagement. Medical Practice agrees that it shall not make any disparaging statements about IOI, IOI Management Corporation, any of IOI's or IOI Management Corporation's affiliated corporations, or any directors, officers or employees of IOI or IOI Management Corporation. Medical Practice agrees that each of IOI and IOI Management Corporation has a legitimate business interest justifying a "no disparagement" condition and agreement with respect to the same. This undertaking shall not be construed to limit in any manner Medical Practice's right to make statements in the course of the lawsuit styled John R. Martell v. Chris J. DiGrado, M.D., et al., Civil Action No. 00-7103 in Division "I", Section 7, Civil District Court, Parish of Orleans, State of Louisiana ("Lawsuit") (i) relating to the operations of Medical Practice, (ii) with respect to IOI or IOI Management Corporation's actions with respect to Medical Practice or (iii) in connection with any claim for contribution or indemnity arising out of the Lawsuit related to Medical Practice. IOI Management Corporation agrees that it shall not make any disparaging statements about Medical Practice or its shareholders. IOI Management Corporation agrees that Medical Practice has a legitimate business interest justifying a "no disparagement" condition and agreement with respect to the same. This undertaking shall not be construed to limit in any manner IOI or IOI Management Corporation's right to make statements in the course of the Lawsuit (i) relating to Medical Practice, (ii) relating to the operation of the Medical Practice by the Shareholders; or (iii) in connection with any claim for contribution or indemnity arising out of the Lawsuit related to Medical Practice.

         8.12 Third Party Beneficiary. IOI is an intended third party beneficiary to this Agreement

         8.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.


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         8.14 Facsimile Signatures. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery thereof.




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                  In witness whereof, the Parties hereto have executed this
Termination Agreement to be effective as of the day and year above written.


                                MEDICAL PRACTICE:

                                WESTSIDE ORTHOPAEDIC CLINIC (a professional corporation)

                                By:
                                   -------------------------------------------
                                Print Name:
                                           -----------------------------------
                                Print Title:
                                            ----------------------------------

                                IOI MANAGEMENT CORPORATION:

                                IOI MANAGEMENT SERVICES OF LOUISIANA, INC., a Louisiana business corporation


                                By:
                                   -------------------------------------------
                                Print Name:
                                           -----------------------------------
                                Print Title:
                                            ----------------------------------


                                ------------------------------------
                                CHRIS J. DiGRADO, M.D.


                                ------------------------------------
                                RALPH P. KATZ, M.D.



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